Exhibit 99.1

NEWS RELEASE

	Contacts:	David A. Miller, CFO
Integrated Electrical Services, Inc.
713-860-1500

FOR IMMEDIATE RELEASE
Ken Dennard / ksdennard@drg-e.com
Karen Roan / kcroan@drg-e.com
DRG&E
713-529-6600
INTEGRATED ELECTRICAL SERVICES REPORTS UPDATE ON
REORGANIZATION AND FISCAL 2006 SECOND QUARTER RESULTS
HOUSTON — MAY 10, 2006 — Integrated Electrical Services, Inc. (OTC Pink Sheets: IESRQ.PK) today announced an update on its reorganization and results for its fiscal 2006 second quarter ended March 31, 2006. Recent highlights include:
•	In April 2006, the company’s Second Amended Joint Plan of Reorganization was approved by the Bankruptcy Court.

•	Revenue of $245.2 million and an operating loss of $7.0 million recorded for the second quarter, and revenue of $504.3 million and an operating loss of $3.1 million for the fiscal year to date.

•	Gross margin of 11.8% in the second quarter of fiscal 2006 and 13.1% fiscal year to date, increasing from 11.3% and 12.1% for the respective periods of fiscal 2005.

•	In March 2006, the company decided to wind down operations at certain of its underperforming units (the “Wind-down Units”). The remaining operations will be referred to as “Go-forward Operations.” The Wind-down Units and the Go-forward Operations combined make up Continuing Operations.

•	Operating income for the Go-forward Operations in the second fiscal quarter of 2006 of $5.1 million, compared to an operating loss of $0.1 million for the same quarter of fiscal 2005.
EXECUTION OF FINANCIAL RESTRUCTURING

     On April 26, 2006, the Bankruptcy Court confirmed the Plan of Reorganization of Integrated Electrical Services, Inc. and all of its domestic business units. The Plan is expected to be consummated in the first half of May 2006, and provides, among other things, for the reduction of IES’ outstanding indebtedness by approximately $173 million by exchanging its senior subordinated notes for 82% of the new IES common stock, refinancing of the company’s $50 million of outstanding senior convertible notes with the proceeds of the new term loan described below, converting IES’ outstanding common stock into shares representing approximately 15% of the new IES common stock, and issuing to management shares representing approximately 3% of the new IES common stock.
     “I am extremely proud that we will be able to exit Chapter 11 this quickly. Throughout the process, we have told customers, vendors, lenders, surety providers, employees and other constituencies that we expect this process to be an accelerated one. Being able to carry out that expectation is very important in maintaining the faith of all of these groups in IES. I want to thank all of those that have helped to make this a reality,” stated Byron Snyder, IES’ chairman and chief executive officer.
APPLICATION FOR LISTING ON NASDAQ
     IES’ common stock is currently trading on the OTC Pink Sheets under the ticker symbol IESRQ.PK . IES’ new common stock has been approved for quotation on the NASDAQ National Market System, subject to its issuance on or about the Effective Date. The NASDAQ has assigned the stock symbol IESC as the trading symbol for the company’s new common stock.
DEBT AND LIQUIDITY
     The company is finalizing discussions with a lending syndicate led by Bank of America on a two-year, $80 million senior secured, post-confirmation exit credit facility, with a sub-limit of $72 million for letters of credit. The new facility is expected to refinance the DIP facility currently in place and provide letters of credit and financing subsequent to the company’s emergence from Chapter 11.
     The company is also finalizing discussions with Eton Park Fund, L.P. and an affiliate, and Flagg Street Partners LP and affiliates on a seven-year, $53 million senior secured term loan. The primary purpose of the term loan is to refinance the company’s senior convertible notes. The loan is expected to carry a base rate of 10.75% per annum, subject to adjustment, to be payable quarterly in arrears, and to permit the company, at its option, to direct that interest be paid by capitalizing such interest as additional loans under the facility.
     As of May 10, 2006, unrestricted cash totaled approximately $19.0 million. In addition, the company has posted $20.1 million of cash collateral with its senior lender, for total cash of $39.1 million.
WIND-DOWN UNITS
     On March 28, 2006, the company committed to an exit plan with respect to five underperforming units in its Commercial / Industrial segment. The exit plan includes the closure or consolidation of the operations of the units or the sale or other disposition of the units. These units include Bryant Electric Company, Inc.; Mark Henderson, Incorporated; Mills Electric LP; Pan American Electric, Inc.; and Thomas Popp & Company. During fiscal 2006, these units have lost approximately $13.5 million from operations. Results of operations for these units are included in Continuing Operations.
SECOND QUARTER AND YEAR TO DATE FINANCIAL RESULTS
     Total revenue for the second fiscal quarter of 2006 was $245.2 million compared to $268.9 million for the second fiscal quarter of 2005. This decline in revenue came from the Wind-down Units, as they generated $36.3 million less of revenue in the second fiscal quarter of 2006, a 67% decline from the revenue generated by these same units in the second fiscal quarter of 2005.
     Gross profit decreased by $1.5 million, or 5.0%, to $29.0 million for the second fiscal quarter of 2006 from $30.5 million for the second fiscal quarter of 2005. Gross profit margin as a percentage of revenue increased to 11.8% for the second fiscal quarter of 2006 from 11.3% for the second fiscal quarter of 2005.
     Selling, general and administrative (“SG&A”) expenses increased by $0.8 million, or 2.3%, to $36.0 million for the second fiscal quarter of 2006 from $35.2 million for the second fiscal quarter of 2005. SG&A expenses as a percentage of revenue increased to 14.7% for the second fiscal quarter of 2006 from 13.1% for the second fiscal quarter of 2005.
     The loss from operations increased by $2.3 million, from an operating loss of $4.7 million for the second fiscal quarter of 2005 to an operating loss of $7.0 million for the second fiscal quarter of 2006. This decline was primarily due to increased losses at the Wind-down Units.
     The net loss for the second quarter of fiscal 2006 was $27.4 million, compared to a net loss of $13.2 million in the second quarter of 2005. Included in the 2006 second quarter net loss are $12.1 million in charges related to the company’s reorganization, including $8.1 million in professional fees related to the bankruptcy and a non-cash charge of $4.0 million to write off certain unamortized debt issuance costs, debt discounts and premiums, and embedded derivative liabilities related to the company’s senior convertible notes and senior subordinated notes.
     For the six months ending March 31, 2006, total revenue was $504.3 million, decreasing by $30.0 million, or 5.6%, from $534.3 million for the six months ending March 31, 2005. This decrease in revenue is primarily the result of the Wind-down Units, as they generated $63.6 million less in revenue in fiscal 2006 year to date compared to the revenue generated by these same units in the first half of fiscal 2005.
     Gross profit increased by $1.4 million, or 2.2%, to $65.8 million for the first six months of fiscal 2006 from $64.4 million for the six months of fiscal 2005. Gross profit margin as a percentage of revenues increased to 13.1% in the first six months of fiscal 2006 from 12.1% for the same period one year ago.
     SG&A expenses decreased by $1.0 million, or 1.5%, to $68.9 million for the first six months of fiscal 2006 from $69.9 million for the same period a year ago. SG&A expenses as a percentage of revenues increased to 13.7% for the six months ending March 31, 2006 from 13.1% for the six months ending March 31, 2005.
     The loss from operations for the first half of fiscal 2006 was $3.1 million compared to an operating loss of $5.5 million for the same period a year ago. This improvement was primarily attributable to improved operating results at the Go-forward Operations and lower SG&A costs, particularly offset by increased losses at the Wind-down Units.
     The net loss for the first half of fiscal 2006 was $29.2 million, an improvement of $1.6 million from the net loss of $30.8 million in the first half of fiscal 2005. Included in the fiscal 2006 year to date net loss are $12.1 million in charges related to the company’s reorganization, including $8.1 million in professional fees related to the bankruptcy, and a non-cash charge of $4.0 million to write off certain unamortized debt issuance costs, debt discounts and premiums, and embedded derivative liabilities related to the company’s senior convertible notes and senior subordinated notes.

FINANCIAL RESULTS RECONCILIATION
     To further clarify the financial results of the fiscal 2006 second quarter and year to date, IES has included a summary reconciliation of Continuing Operations, Go-forward Operations and Wind-down Units, detailed below. Continuing Operations is the total of the Go-Forward Operations and the Wind-down Units. Management is presenting this information because it believes the information is useful to investors.

(in thousands)	Three Months Ended March 31, 2006
	Continuing	Go-forward	Wind-down
	Operations	Operations	Units
Revenue	$245,202	$227,566	$17,636
Gross Profit	$28,965	$35,649	$(6,684)
%	11.8%	15.7%	-37.9%
SG&A	$35,963	$30,518	$5,445
%	14.7%	13.4%	30.9%
Operating Income	$(6,998)	$5,131	$(12,129)
Net Income	$(27,385)	$(15,256)	$(12,129)

(in thousands)	Six Months Ended March 31, 2006
	Continuing	Go-forward	Wind-down
	Operations	Operations	Units
Revenue	$504,256	$454,083	$50,173
Gross Profit	$65,832	$70,761	$(4,929)
%	13.1%	15.6%	-9.8%
SG&A	$68,895	$60,279	$8,616
%	13.7%	13.3%	17.2%
Operating Income	$(3,063)	$10,482	$(13,545)
Net Income	$(29,490)	$(15,945)	$(13,545)

OPERATING SEGMENTS
     Segment revenue for Commercial / Industrial work in the second quarter of 2006 was $152.7 million with a gross margin of 7.2%, a decline of 24.0% from revenues of $200.8 million with a 7.5% gross margin the prior year. The decline in revenue in the Commercial / Industrial segment is primarily the result of the decline in revenue at the Wind-down Units.
     The Residential segment delivered revenue of $92.5 million with a gross margin of 19.3% in the fiscal 2006 second quarter, an increase of 35.8% from revenues of $68.1 million with 22.6% gross margin the same quarter of the previous year. The decrease in margin is due to the increase in costs of materials, particularly copper wire, which have not been fully passed to customers. Residential revenue as a percent of total revenue increased to 38% in the second quarter of 2006 from 25% in the same quarter of fiscal 2005.

(in millions)
	Commercial/		Corporate	Discontinued
FY 2006 2nd Quarter	Industrial	Residential	& Other	Operations	Total
Revenues	$152.7	$92.5			$245.2
Gross profit	$11.1	$17.9			$29.0
Operating income (loss) from continuing operations	$(6.7)	$7.1	$(7.4)		$(7.0)
EBITDA	$(5.8)	$7.4	$(19.3)	$0.0	$(17.7)

	Commercial/		Corporate	Discontinued
FY 2005 2nd Quarter	Industrial	Residential	& Other	Operations	Total
Revenues	$200.8	$68.1			$268.9
Gross profit	$15.1	$15.4			$30.5
Operating income (loss) from continuing operations	$(2.8)	$5.6	$(7.5)		$(4.7)
EBITDA	$(0.5)	$5.9	$(7.5)	$(2.6)	$(4.7)

	Commercial/		Corporate	Discontinued
FY 2006 YTD	Industrial	Residential	& Other	Operations	Total
Revenues	$321.4	$182.8			$504.3
Gross profit	$31.3	$34.6			$65.8
Operating income (loss) from continuing operations	$(1.2)	$13.8	$(15.6)		$(3.1)
EBITDA	$0.5	$14.3	$(26.8)	$0.5	$(11.5)

	Commercial/		Corporate	Discontinued
FY 2005 YTD	Industrial	Residential	& Other	Operations	Total
Revenues	$392.8	$141.5			$534.3
Gross profit	$34.7	$29.8			$64.4
Operating income (loss) from continuing operations	$0.0	$10.1	$(15.6)		$(5.5)
EBITDA	$3.8	$10.6	$(14.8)	$(9.7)	$(10.1)
BACKLOG
     Total backlog decreased to $362 million from $378 million, while margin in backlog continued to increase compared to the previous quarter. Backlog in the Go-forward Operations decreased to $341 million from $348 million, yet with increasing margins. During the same period, backlog at the Wind-down Units decreased to $22 million from $30 million, with lower margins. The company continues to focus on short-term, higher margin projects, as well as non-bonded jobs, which has helped improve the margin in backlog for the Go-forward Operations over the last twelve months.
     “We are extremely pleased with the continued support of our customers during these last few months. This support has allowed us to maintain our backlog as we’ve gone through our reorganization,” stated Byron Snyder.

CONFERENCE CALL
     Integrated Electrical Services has scheduled a conference call for Monday, May 15, 2006 at 9:30 a.m. eastern time. C. Byron Snyder, Chairman and Chief Executive Officer, and David A. Miller, Chief Financial Officer, will conduct the call.
     To participate in the conference call, dial 303-262-2050 at least ten minutes before the call begins and ask for the Integrated Electrical Services conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until May 22, 2006. To access the replay, dial 303-590-3000 and use the pass code of 11060391.
     Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting the company’s web site at www.ies-co.com. To listen to the live call on the web, please visit the web site at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live web cast, an archive will be available on the company’s web site shortly after the call. For more information, please contact Donna Washburn at DRG&E at (713) 529-6600 or email her at: dmw@drg-e.com.
EBITDA AND EBITDAR RECONCILIATION
     IES has disclosed in this press release EBITDA and EBITDAR amounts that are non-GAAP financial measures. Management believes EBITDA and EBITDAR provides useful information to investors as a measure of comparability to peer companies. However, these calculations may vary from company to company, so IES’ computations may not be comparable to other companies. EBITDA and EBITDAR is also one of the measures that is used in determining compliance with the company’s senior secured credit facility. A reconciliation of EBITDA and EBITDAR to net income is found in the tables below.

	Second Quarter		Year to Date
(in millions)	FY 2006	FY 2005	FY 2006	FY 2005
Continuing Operations:
Net Loss	$(27.4)	$(10.0)	$(29.5)	$(20.0)
Interest Expense	7.6	4.4	13.5	13.3
Provision for Income Taxes	0.3	0.4	0.5	0.7
Depreciation and Amortization	1.8	3.1	3.5	5.6

EBITDA for Continuing Operations	$(17.7)	$(2.1)	$(12.0)	$(0.5)

Discontinued Operations	$0.0	$(2.6)	$0.5	$(9.7)

Total EBITDA	$(17.7)	$(4.7)	$(11.5)	$(10.1)

Restructuring Expenses	$12.1	$0.0	$12.1	$0.0

Total EBITDAR *	$(5.6)	$(4.7)	$0.6	$(10.1)

*	Earnings before Interest, Taxes, Depreciation, Amortization and Restructuring expenses.
     Integrated Electrical Services, Inc. is a national provider of electrical solutions to the commercial and industrial, residential and service markets. The company offers electrical system design and installation, contract maintenance and service to large and small customers, including general contractors, developers and corporations of all sizes.
This press release includes certain statements that may be deemed “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, all of which are based upon various estimates and assumptions that the company believes to be reasonable as of the date hereof. These statements involve risks and uncertainties that could cause the company’s actual future outcomes to differ materially from those set forth in such statements. Such risks and uncertainties include, but are not limited to: the company’s inability to consummate the confirmed plan of reorganization in a timely manner or at all; the company’s inability to negotiate acceptable terms of and enter into credit or bonding facilities; high costs associated with the company’s anticipated exit from bankruptcy; potential difficulty in fulfilling the restrictive terms of, and the high cost of, the company’s credit facilities and term loan to be entered into in connection with the company’s anticipated exit from bankruptcy; the company’s ability to continue as a going concern; the company’s ability to meet debt service obligations and related financial and other covenants, and the possible resulting material default under the company’s credit agreements which is not waived or rectified; limitations on the availability of sufficient credit to fund working capital; limitations on the availability and the increased costs of surety bonds required for certain projects; inability to reach agreements with the company’s surety companies to provide sufficient bonding capacity; risk associated with failure to provide surety bonds on jobs where the company has commenced work or are otherwise contractually obligated to provide surety bonds; the inherent uncertainties relating to estimating future operating results and the company’s ability to generate sales, operating income, or cash flow; potential difficulty in addressing a material weakness in the company’s internal controls that has been identified by the company and its independent auditors; fluctuations in operating results because of downturns in levels of construction, seasonality and differing regional economic conditions; general economic and capital markets conditions, including fluctuations in interest rates; inaccurate estimates used in entering into and executing contracts; inaccuracies in estimating revenue and percentage of completion on contracts; difficulty in managing the operation of existing entities; the high level of competition in the construction industry both from third parties and ex-employees; increases in costs or limitations on availability of labor, especially qualified electricians, steel, copper and gasoline; accidents resulting from the numerous physical hazards associated with the company’s work; loss of key personnel; business disruption and costs associated with the Securities and Exchange Commission investigation or shareholder derivative action now pending; litigation risks and uncertainties, including in connection with the ongoing SEC investigation; unexpected liabilities or losses associated with warranties or other liabilities attributable to the retention of the legal structure or retained liabilities of business units where the company has sold substantially all of the assets; difficulties in integrating new types of work into existing subsidiaries; inability of the company to incorporate new accounting, control and operating procedures; the loss of productivity, either at the corporate office or operating level; disruptions or inability to effectively manage internal growth or consolidations; distraction of management and costs associated with the company’s restructuring efforts, including its Chapter 11 filings; recent adverse publicity about the company, including its Chapter 11 filing; IES shares being de-listed from the NYSE and the inability to have its shares listed on NASDAQ or other national exchange; the residual effect with customers and vendors from the bankruptcy process leading to less work or less favorable delivery or credit terms; the delayed effect of fewer or smaller new projects awarded to the company during the bankruptcy and its effect on future financial results; the lowered efficiency and higher costs associated with projects at subsidiaries that the company has determined to wind down or close; the loss of employees during the bankruptcy process and the winding down of subsidiaries; and distraction of management time in winding down and closing subsidiaries.
You should understand that the foregoing, as well as other risk factors discussed in this document and in IES’ annual report on Form 10-K for the year ended September 30, 2005, could cause future outcomes to differ materially from those expressed in such forward looking statements. IES undertakes no obligation to publicly update or revise information concerning the company’s restructuring efforts, borrowing availability, or its cash position or any forward-looking statements to reflect events or circumstances that may arise after the date of this release. Forward-looking statements are provided in this press release pursuant to the safe harbor established under the private Securities Litigation Reform Act of 1995 and should be evaluated in the context of the estimates, assumptions, uncertainties, and risks described herein.
General information about us can be found at http://www.ies-co.com under “Investor Relations.” Our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments to those reports, are available free of charge through our website as soon as reasonably practicable after we file them with, or furnish them to, the SEC.
Tables to follow

INTEGRATED ELECTRICAL SERVICES, INC., AND SUBSIDIARIES
DEBTOR-IN-POSSESSION
CONSOLIDATED STATEMENTS OF OPERATIONS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
(UNAUDITED)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2005	2006	2005	2006
	(unaudited)		(unaudited)
Revenues	$268,920	$245,202	$534,323	$504,256
Cost of services (including depreciation)	238,430	216,237	469,879	438,424

Gross profit	30,490	28,965	64,444	65,832
Selling, general and administrative expenses	35,158	35,963	69,924	68,895

Income/(loss) from operations	(4,668)	(6,998)	(5,480)	(3,063)

Reorganization items	0	12,111	0	12,111
Other (income)/expense:
Interest expense	4,441	7,585	13,285	13,467
Other, net	485	391	580	338

	4,926	7,976	13,865	13,805

Loss before income taxes	(9,594)	(27,085)	(19,345)	(28,979)
Provision for income taxes	365	300	664	511

Net loss from continuing operations	$(9,959)	$(27,385)	$(20,009)	$(29,490)

Discontinued operations
Income/(loss) from discontinued operations	(2,961)	5	(10,514)	511
Provision for income taxes	306	0	311	199

Net Income/(loss) from discontinued operations	$(3,267)	$5	$(10,825)	$312

Net loss	$(13,226)	$(27,380)	$(30,834)	$(29,178)

Earnings per share:
Basic loss per share from continuing operations	$(0.26)	$(0.70)	$(0.51)	$(0.75)
Basic earnings/(loss) per share from discontinued operations	$(0.08)	$0.00	$(0.28)	$0.01

Basic loss per share	$(0.34)	$(0.70)	$(0.79)	$(0.74)

Diluted loss per share from continuing operations	$(0.26)	$(0.70)	$(0.51)	$(0.75)
Diluted earnings/(loss) per share from discontinued operations	$(0.08)	$0.00	$(0.28)	$0.01

Diluted loss per share	$(0.34)	$(0.70)	$(0.79)	$(0.74)

Shares used in the computation of earnings (loss) per share:
Basic	39,150	39,385	39,034	39,317
Diluted	39,150	39,385	39,034	39,317

INTEGRATED ELECTRICAL SERVICES INC., AND SUBSIDIARIES
DEBTOR-IN-POSSESSION
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Selected Balance Sheet Data:

	9/30/2005	3/31/2006
	(audited)	(unaudited)
Cash and Cash Equivalents	$28,349	$18,134
Working Capital	(32,687)	(49,986)
Goodwill	24,343	24,343
Total Assets	416,372	369,797
Total Debt	223,884	223,052
Total Stockholders’ Equity/(Deficit)	15,859	(12,732)
Selected Cash Flow Data:

	Three Months Ended		Six Months Ended
(unaudited)	3/31/2005	3/31/2006	3/31/2005	3/31/2006
Cash provided by (used in) operating activities	6,744	2,024	(3,105)	(3,586)
Cash provided by (used in) investing activities	11,151	(1,387)	21,803	(6,398)
Cash provided by (used in) financing activities	(16,438)	(7,382)	(8,546)	(7,403)